Exhibit (d)(41)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008, between
Fidelity Management & Research Company
and
Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Charles Street Trust	Fidelity Asset Manager 20%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Asset Manager 30%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Asset Manager 40%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Asset Manager 50%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Asset Manager 60%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Asset Manager 70%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Asset Manager 85%	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Broad Market Opportunities Fund	Asset Allocation	06/19/2008
Fidelity Charles Street Trust	Fidelity Global Balanced Fund	Asset Allocation	06/19/2008
Fidelity Fixed-Income Trust	Fidelity Strategic Dividend and Income Fund	Asset Allocation	06/19/2008
Variable Insurance Products V	Asset Manager Portfolio	Asset Allocation	06/19/2008
Variable Insurance Products V	Asset Manager: Growth Portfolio	Asset Allocation	06/19/2008

Agreed and Accepted

as of September 26, 2008

Fidelity Management & Research Company		\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research (U.K.) Inc.
By:	/s/ JS Wynant		By:	/s/ JS Wynant
Name:	JS Wynant		Name:	JS Wynant
Title:	Vice President		Title:	Treasurer